UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
SECTION 12(g)OF THE SECURITIES AND EXCHANGE ACT OF 1934 OR
SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTION 13 AND 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Commission File Number	000-52543

TERRA ENERGY RESOURCES, LTD
(Exact name of registrant as specified in its charter)

750 Main Street, Suite 902
Hartford, CT 06103
(860-523-1220)
(Address, including zip code, and telephone number, including area code, of registrants principal executive offices)

Common Stock, $0.001
(Title and class of securities covered by this Form)

None
(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Place an X in the box(es)to designate the appropriate rule provision(s)relied upon to terminate or suspend the duty to file reports:

                          Rule 12g-4(a)(1)         [x ]
                          Rule 12g-4(a)(2)         [  ]
                          Rule 12h-3(b)(1)(i)      [x ]
                          Rule 12h-3(b)(1)(ii)     [  ]
                          Rule 15d-6               [  ]

Approximate number of holders of record as of the certification or notice date:124

Pursuant to the requirements of the Securities and Exchange Act of 1934, Terra Energy Resources, Inc. has caused this certification/notice signed on its behalf by the undersigned duly authorized person.

Date: June 18, 2013                By: /s/
                                   Name: Mr. Rodrigo Von Unger
                                   Title:President, CEO

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.